UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2016

RICE MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-36789	47-1557755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Rice Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (724) 271-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Midstream Purchase Agreement

On September 26, 2016, Rice Midstream Partners LP (the “Partnership”) entered into a Purchase and Sale Agreement (the “Midstream Purchase Agreement”) by and between the Partnership and Rice Energy Inc. ( “Rice”). Pursuant to the terms of the Midstream Purchase Agreement, following the closing of the Purchase and Sale Agreement by and among Vantage Energy Investment LLC, Vantage Energy Investment II LLC, Rice, Vantage Energy, LLC and Vantage Energy II, LLC (the “Vantage Purchase Agreement”), the Partnership has agreed to acquire from Rice all of the outstanding membership interests of Vantage Energy Appalachia LLC, a Delaware limited liability company, Vantage Energy II Alpha, LLC, a Delaware limited liability company, Vantage Energy II Access, LLC, a Delaware limited liability company, and Vista Gathering, LLC, a Delaware limited liability company (collectively, the “Vantage Midstream Entities”). The Vantage Midstream Entities, which will become wholly-owned subsidiaries of Rice following a successful closing of the Vantage Purchase Agreement, own midstream assets including 30 miles of dry gas gathering and compression assets. In consideration for the acquisition of the Vantage Midstream Entities, the Partnership has agreed to pay Rice $600 million in aggregate consideration, which the Partnership intends to pay in cash with the net proceeds of its recently announced private placement of common units and borrowings under its revolving credit facility. The transactions contemplated by the Midstream Purchase Agreement are referred to herein as the “Midstream Transaction.” Completion of the Midstream Transaction is subject to the satisfaction or waiver of a number of customary closing conditions as set forth in the Midstream Purchase Agreement, including the closing of the transactions contemplated by the Vantage Purchase Agreement.

The Midstream Purchase Agreement includes customary representations and warranties regarding the Midstream Assets and the Midstream Transaction, as well as customary covenants and indemnity provisions. The parties have agreed to indemnify each other with regards to breaches of their respective representations, warranties and covenants set forth in the Midstream Purchase Agreement. In addition, the Partnership has agreed to indemnify Rice with respect to certain liabilities related to the business and operations of the Midstream Assets, subject to certain exceptions as set forth in the Midstream Purchase Agreement.

The terms of the Midstream Transaction were unanimously approved on behalf of the Partnership by the Board of Directors of Rice Midstream Management LLC, the general partner of the Partnership (the “General Partner”), after the Conflicts Committee of the Board of Directors of the General Partner (the “Conflicts Committee”) unanimously recommended that the Board of Directors of the General Partner approve the Midstream Transaction. The Conflicts Committee, composed of independent members of the Board of Directors of the General Partner, retained legal and financial advisors to assist it in evaluating and negotiating the Midstream Transaction. In approving the Midstream Transaction, the Conflicts Committee based its decisions in part on an opinion from its independent financial advisor that the consideration to be paid by the Partnership is fair to the Partnership and its common unitholders from a financial point of view.

The Midstream Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the foregoing description of the Midstream Purchase Agreement is qualified in its entirety by reference to such exhibit. The above description of the Midstream Purchase Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Midstream Purchase Agreement. The Midstream Purchase Agreement is filed herewith to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties. In particular, the assertions embodied in the representations and warranties contained in the Midstream Purchase Agreement were made as of the date of the Midstream Purchase Agreement only and are qualified by information in confidential disclosure schedules provided by the parties to each other in connection with the signing of the Midstream Purchase Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Midstream Purchase Agreement. Moreover, certain representations and warranties in the Midstream Purchase Agreement may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties in the Midstream Purchase Agreement as characterizations of the actual statements of fact about the parties.

Relationships

Certain individuals, including officers and directors of Rice and the General Partner, serve as officers and/or directors of more than one of Rice and the Partnership. Rice owns 91.75% of the limited partnership interest in Rice Midstream GP Holdings LP, which owns 3,623 common units representing limited partner interests in the Partnership, 28,753,623 subordinated units representing limited partner interests in the Partnership and the incentive distribution rights in the Partnership. In addition, Rice is the owner of Rice Midstream Holdings LLC, which owns and controls (and appoints all the directors of) the General Partner, which owns a non-economic general partner interest in the Partnership.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT	DESCRIPTION

10.1	Purchase and Sale Agreement, dated as of September 26, 2016, by and between Rice Energy Inc. and Rice Midstream Partners LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICE MIDSTREAM PARTNERS LP

By:	Rice Midstream Management LLC,
its general partner

By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV
Director, Chief Executive Officer

Dated: September 30, 2016

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1	Purchase and Sale Agreement, dated as of September 26, 2016, by and between Rice Energy Inc. and Rice Midstream Partners LP.

5